Exhibit 28 (j) (1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment Number 46 to the Registration Statement (Form N-1A, No. 333-218374) of Federated Hermes Adviser Series, and to the incorporation by reference of our report, dated August 24, 2021, on Federated Hermes U.S. SMID Fund (one of portfolios that comprise Federated Hermes Adviser Series) included in the Annual Shareholder Report for the period from July 6, 2020 (date of initial investment) through June 30, 2021.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

August 24, 2021